EXHIBIT 99.1

Oritani Financial Corp. Reports Fiscal Year Earnings and Dividend

TOWNSHIP OF WASHINGTON, N.J., July 24, 2014 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (Nasdaq:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $10.0 million, or $0.23 per basic and diluted common share, for the three months ended June 30, 2014, and $41.1 million, or $0.96 per basic (and $0.94 diluted) common share, for the fiscal year ended June 30, 2014. This compares to net income of $11.7 million, or $0.28 per basic (and $0.27 diluted) common share for three months ended June 30, 2013 and net income of $39.5 million, or $0.94 per basic (and $0.92 diluted) common share for the twelve month period ended June 30, 2013.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be August 8, 2014 and the payment date will be August 22, 2014. Based on the recent trading range of the Company's common stock, the dividend yield on the regular dividend is approximately 4.50%.

"I am very pleased to report the close of another successful fiscal year for Oritani," said Kevin J. Lynch, the Company's Chairman, President and CEO. "The year was highlighted by strong profitability." Mr. Lynch continued, "In addition, we achieved many of our strategic objectives including double digit growth in loans, deposits and assets. Our credit quality continues to improve and we are poised to tackle the challenges of the coming year."

Comparison of Operating Results for the Periods Ended June 30, 2014 and 2013

Net Income. Net income decreased $1.7 million to $10.0 million for the quarter ended June 30, 2014, from $11.7 million for the corresponding 2013 quarter. Net income increased $1.5 million to $41.1 million for the fiscal year ended June 30, 2014, from $39.5 million for the corresponding 2013 period. The primary cause of the decreased net income in the quarterly period was the receipt of $1.5 million of nonrecurring bank-owned life insurance proceeds that were not subject to income taxes in the 2013 period. The primary cause of the increased net income in the twelve month period was decreased provision for loan losses partially offset by increased expenses.

Total Interest Income.

The components of interest income for the three months ended June 30, 2014 and 2013, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2014		2013			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 29,185	4.79%	$ 29,028	5.20%	$ 157	$ 203,433	-0.41%
Dividends on FHLB stock	431	3.65%	436	3.96%	(5)	3,190	-0.31%
Interest on securities AFS	28	1.59%	52	1.74%	(24)	(4,923)	-0.15%
Interest on MBS HTM	199	2.46%	253	2.36%	(54)	(10,475)	0.10%
Interest on MBS AFS	1,911	2.02%	1,449	1.73%	462	44,985	0.29%
Interest on federal funds sold and short term investments	3	0.25%	1	0.25%	2	2,989	0.00%
Total interest income	$ 31,757	4.37%	$ 31,219	4.68%	$ 538	$ 239,199	-0.31%

The Company's primary strategic business focus is organic growth of multifamily and commercial real estate loans. The average balance of loans increased $203.4 million for the three month period ended June 30, 2014 versus the comparable 2013 period. On a linked quarter basis (June 30, 2014 versus March 31, 2014), the average balance of loans grew $50.2 million. The growth was primarily achieved through originations. Loan originations totaled $195.9 million for the three months ended June 30, 2014. On a linked quarter basis, there is an inconsistency between the growth in the average balance of loans ($50.2 million) versus the growth in the period end balance ($115.3 million). This offsets a situation reported with the March 31, 2014 financial results that occurred due to the timing of originations and prepayments. The yield on the loan portfolio decreased 41 basis points for the quarter ended June 30, 2014 versus the comparable 2013 period. This decrease continued a trend of decreased yield on loans and was primarily due to the impact of current market rates on new originations as well as refinancings, prepayments and repricings. The market rates on new originations are below the average yield of the loan portfolio. A portion of the decrease in yield is also attributable to prepayment penalties, which significantly impacted both periods. Prepayment penalties totaled $885,000 in the 2014 period versus $1,025,000 in the 2013 period. Prepayment penalties boosted annualized loan yield by 14 basis points in the 2014 period and 18 basis points in the 2013 period.

The components of interest income for the fiscal year ended June 30, 2014 and 2013, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2014		2013			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 119,004	5.06%	$ 117,418	5.49%	$ 1,586	$ 213,417	-0.43%
Dividends on FHLB stock	1,801	4.08%	1,752	3.24%	49	(9,944)	0.84%
Interest on securities AFS	146	1.67%	237	1.69%	(91)	(5,288)	-0.02%
Interest on MBS HTM	820	2.43%	955	2.48%	(135)	(4,735)	-0.05%
Interest on MBS AFS	6,444	1.95%	6,862	1.73%	(418)	(65,539)	0.22%
Interest on federal funds sold and short term investments	11	0.25%	4	0.25%	7	2,758	0.00%
Total interest income	$ 128,226	4.62%	$ 127,228	4.81%	$ 998	$ 130,669	-0.19%

The explanations for changes described above for the three month period are also applicable to the twelve month period. Prepayment penalties again significantly impacted both periods, but were higher in the fiscal year ended June 30, 2014 versus the comparable 2013 period. Prepayment penalties totaled $5.8 million in the 2014 period versus $5.1 million in the 2013 period, and boosted annualized loan yield by 25 basis points in the 2014 period versus 24 basis points in the 2013 period. Loan originations for the fiscal year ended June 30, 2014 totaled $603.1 million versus $653.8 million for the 2013 period.

Total Interest Expense.

The components of interest expense for the three months ended June 30, 2014 and 2013, changed as follows:

	Three Months Ended June 30,				Increase / (decrease)
	2014		2013			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 94	0.22%	$ 100	0.23%	$ (6)	$ (3,204)	-0.01%
Money market	541	0.52%	508	0.50%	33	12,294	0.02%
Checking accounts	480	0.43%	358	0.44%	122	121,451	-0.01%
Time deposits	1,281	0.99%	1,078	0.91%	203	40,230	0.08%
Total deposits	2,396	0.62%	2,044	0.59%	352	170,771	0.03%
Borrowings	5,605	2.42%	5,302	2.47%	303	66,111	-0.05%
Total interest expense	$ 8,001	1.29%	$ 7,346	1.31%	$ 655	$ 236,882	-0.02%

Management has also focused on increasing deposits and implemented various strategies with the aim of accomplishing this goal. These strategies have been successful to date, and management believes these trends can continue. However, such strategies may negatively impact future interest expense. As detailed above, the greatest achievement has been in growth of checking accounts, which realized growth in average balance of $121.5 million. Increases in time deposits have been realized recently. While the associated costs also increased, the Company has been able to extend the duration of the time deposit accounts. On a linked quarter basis (June 30, 2014 versus March 31, 2014), the average balance of deposits grew $44.8 million while the period end balance of deposits grew $50.3 million.

As previously reported, the Company committed to an additional deferred interest rate hedge in a notional amount of $25.0 million on April 10, 2014. The Company now has $100.0 million of its short term liability position protected through interest rate hedges.

The components of interest expense for the fiscal year ended June 30, 2014 and 2013, changed as follows:

	Twelve Months Ended June 30,				Increase / (decrease)
	2014		2013			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 386	0.23%	$ 391	0.23%	$ (5)	$ 485	0.00%
Money market	2,062	0.49%	2,129	0.50%	(67)	(9,889)	-0.01%
Checking accounts	1,867	0.45%	868	0.34%	999	162,330	0.11%
Time deposits	4,300	0.91%	5,136	1.01%	(836)	(39,443)	-0.10%
Total deposits	8,615	0.58%	8,524	0.62%	91	113,483	-0.04%
Borrowings	22,488	2.60%	21,274	2.57%	1,214	35,267	0.03%
Total interest expense	$ 31,103	1.33%	$ 29,798	1.36%	$ 1,305	$ 148,750	-0.03%

The explanations for changes described above for the three month period are also applicable to the twelve month period.

Net Interest Income Before Provision for Loan Losses. Net interest income decreased $117,000 to $23.8 million for the three months ended June 30, 2014, from $23.9 million for the three months ended June 30, 2013. Net interest income decreased $307,000 to $97.1 million for the fiscal year ended June 30, 2014, from $97.4 million for the fiscal year ended June 30, 2013. The Company's net interest income, spread and margin over the period are detailed in the table below.

	Including Prepayment Penalties			Excluding Prepayment Penalties
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
June 30, 2014	$ 23,756	3.08%	3.27%	$ 22,871	2.96%	3.15%
March 31, 2014	24,462	3.28%	3.48%	23,258	3.11%	3.31%
December 31, 2013	24,312	3.38%	3.60%	22,418	3.10%	3.32%
September 30, 2013	24,593	3.45%	3.67%	22,801	3.18%	3.41%
June 30, 2013	23,873	3.37%	3.58%	22,848	3.22%	3.43%

The Company's spread and margin have been significantly impacted by prepayment penalties. Due to this situation, the chart above details results with and without the impact of prepayment penalties. When viewed over the trailing year, both measurements essentially detail spread and margin erosion of nearly 30 basis points. The Company's spread and margin are under pressure in the current interest rate environment due to several factors, including: rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; limited ability to further reduce deposit and borrowing costs; promotional interest costs to attract new deposit customers; and increases in borrowing costs for the long term borrowings. The rates on new loan originations are being impacted by increased competition. The spread on new loan rates versus external sources of funds have decreased over the past year. In addition, the Company typically originates loans that have a reset period of 5 years or less. Such loans generally require a lower rate of interest versus loans with a longer reset period.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $105,000 and $562,000 for the three and twelve months ended June 30, 2014, respectively, and $401,000 and $1.9 million for the three and twelve months year ended June 30, 2013, respectively.

Provision for Loan Losses. The Company recorded no provision for loan losses for the three months ended June 30, 2014 as compared to $250,000 for the three months ended June 30, 2013. The Company recorded provisions for loan losses of $700,000 for the fiscal year ended June 30, 2014 as compared to $3.9 million for the fiscal year ended June 30, 2013. A rollforward of the allowance for loan losses for the three and twelve months ended June 30, 2014 and 2013 is presented below:

	Three months ended		Twelve months ended
	June 30,		June 30,
	2014	2013	2014	2013
	(Dollars in thousands)
Balance at beginning of period	$31,399	$31,962	$31,381	$31,187
Provisions charged to operations	-	250	700	3,850
Recoveries of loans previously charged off	2	1	1,029	153
Loans charged off	-	832	1,709	3,809
Balance at end of period	$31,401	$31,381	$31,401	$31,381

Allowance for loan losses to total loans	1.23%	1.35%	1.23%	1.35%
Net charge-offs (annualized) to average loans outstanding	-%	0.15%	0.03%	0.17%

The improving delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the current level of provision for loan losses. The provision for loan losses was lower in the 2014 period partially due to these factors. In addition, improvements in general economic and business conditions have also impacted the level of provisioning by decreasing the necessary level of general allowances.

Delinquency and non performing asset information is provided below:

	6/30/2014	3/31/2014	12/31/2013	9/30/2013	6/30/2013
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 3,411	$ 2,755	$ 8,912	$ 13,465	$ 7,416
60 - 89 days past due	214	1,256	1,601	1,105	2,643
Nonaccrual	17,972	16,937	19,866	23,760	23,910
Total	$ 21,597	$ 20,948	$ 30,379	$ 38,330	$ 33,969

Non Performing Asset Totals
Nonaccrual loans, per above	$ 17,972	$ 16,937	$ 19,866	$ 23,760	$ 23,910
Real Estate Owned	3,850	3,965	4,033	1,937	1,742
Total	$ 21,822	$ 20,902	$ 23,899	$ 25,697	$ 25,652

Nonaccrual loans to total loans	0.71%	0.70%	0.82%	1.02%	1.03%
Delinquent loans to total loans	0.85%	0.86%	1.26%	1.65%	1.47%
Non performing assets to total assets	0.69%	0.70%	0.81%	0.91%	0.91%

Total delinquent and nonaccrual loans increased slightly at June 30, 2014 versus March 31, 2014. The primary cause of the increase was the modification of several smaller commercial real estate loans that were classified as troubled debt restructurings ("TDRs"). However, of the $18.0 million of loans classified as nonaccrual at June 30, 2014, only $9.4 million were 90 days or more past due. The balance of the loans are classified as nonaccrual due to TDR status or prior delinquency. As further described below, the metrics in the nonaccrual total continue to show improvement.

At June 30, 2014, there are seven nonaccrual loans with balances greater than or equal to $1.0 million. These loans are discussed below:

  A $2.9 million construction loan for a luxury home in Morris County, New Jersey. The loan is classified as an impaired troubled debt restructuring ("TDR"). A modification/extension agreement was reached with the borrower during the quarter ended December 31, 2013. The loan has paid as agreed since the agreement. Principal payments totaling $300,000 have been received in conjunction with, and subsequent to, the modification. In accordance with the results of the impairment analysis for this loan, no reserve was required as of June 30, 2014, primarily due to a low estimated loan to value. The property was recently appraised for $5.8 million. If the loan continues to demonstrate satisfactory performance it will be returned to accrual status as of September 30, 2014 (although there can be no assurances that this will occur).
  A $1.6 million residential loan on a single family residence in Bergen County, New Jersey. A foreclosure action was initiated when loan payments became delinquent. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $246,000 impairment reserve remains against this loan as of June 30, 2014. Oritani is pursuing legal remedies and a foreclosure date has been set for the fourth calendar quarter of 2014.
  A $1.0 million loan on a mixed use property in Bergen County, New Jersey. The loan is classified as an impaired TDR. In accordance with the results of the impairment analysis for this loan, a $265,000 impairment reserve remains against this loan as of June 30, 2014. A forbearance agreement had previously been executed and the borrower has generally complied with the payment demands of the Company but not to the extent where the Company believes long term issues with the loan have been resolved. The loan is classified as nonaccrual as of June 30, 2014 and was 30 days delinquent at that time.
  A $2.4 million loan on a multifamily property in New York City. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, no reserve was required as of June 30, 2014. The borrower is in bankruptcy. The bankruptcy court recently auctioned the property and the winning bid was for $4.65 million. The Company currently expects that all amounts due will be paid in full in conjunction with the sale. The timing of the sale is controlled by the bankruptcy court. Regular payments have continued on this loan including a small amount toward the delinquent balance.
  A $1.5 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. The prior impairment reserve of $163,000 was charged off against this loan. In accordance with the results of the impairment analysis for this loan as of June 30, 2014, no additional impairment reserve was necessary. The Company continues to pursue legal remedies.
  A $1.4 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. The prior impairment reserve of $292,000 was charged off against this loan. In accordance with the results of the impairment analysis for this loan as of June 30, 2014, no additional impairment reserve was necessary. This loan and the loan described directly above have the same borrower. The Company continues to pursue legal remedies on this loan also.
  A $1.2 million loan on a lot and auto showroom in Bergen County, NJ. The loan is classified as an impaired TDR. A modification/extension agreement was reached with the borrower during the quarter ended December 31, 2013. The loan has paid as agreed since the agreement. In accordance with the results of the impairment analysis for this loan, a $407,000 impairment reserve was maintained against this loan as of June 30, 2014.

There are twenty other multifamily/commercial real estate loans, totaling $5.1 million, classified as nonaccrual at June 30, 2014. The largest of these loans has a balance of $698,000 (and was fully current at June 30, 2014).

There are seven other residential loans, totaling $842,000, classified as nonaccrual at June 30, 2014. The largest of these loans has a balance of $334,000.

Other Income. Other income decreased $1.3 million to $1.4 million for the three months ended June 30, 2014, from $2.7 million for the three months ended June 30, 2013.  The decrease is primarily due to the receipt of $1.5 million of nonrecurring insurance proceeds recognized as income from bank-owned life insurance in the 2013 period. These proceeds were not subject to income taxes. In addition, there was a net gain on sale of assets of $572,000 for the three months ended June 30, 2013, which primarily pertains to proceeds received on REO disposals in excess of carrying amounts. There was no such gain in the 2014 period. These decreases were partially offset by an increase in income from investments in real estate joint ventures. Income of $410,000 was realized over the quarter ended June 30, 2014 versus a loss of $537,000 in the comparable 2013 period. As discussed in prior public releases, issues related to flooding at one commercial property had decreased occupancy and income. These issues have been resolved as a new grocery anchor tenant is in place and fully operational.

Other income decreased $218,000 to $5.6 million for the fiscal year ended June 30, 2014 from $5.8 million for the fiscal year ended June 30, 2013. The net decrease is primarily due to situations described above for income from investments in real estate joint ventures, bank-owned life insurance and net gain on sale of assets.

Operating Expenses. Operating expenses increased $766,000 to $10.0 million for the three months ended June 30, 2014, from $9.2 million for the three months ended June 30, 2013. Compensation, payroll taxes and fringe benefits increased $323,000 to $7.1 million for the three months ended June 30, 2014, from $6.8 million for the three months ended June 30, 2013.  The increase was primarily due to increased expenses associated with the Company's nonqualified benefit plans. In the 2013 period, actual costs were less than anticipated largely due to an increase in the assumed discount rate.

Operating expenses increased $1.6 million to $39.5 million for the fiscal year ended June 30, 2014, from $37.9 million for the fiscal year ended June 30, 2013. The increase was primarily due to compensation, payroll taxes and fringe benefits, which increased $819,000 to $28.6 million for the fiscal year ended June 30, 2014, from $27.8 million for the fiscal year ended June 30, 2013. In addition to the explanation for increased benefit cost described above, an increase was also incurred due to expenses associated with the Company's defined benefit plan. This plan is frozen but actuarial changes to the present value of future payment obligations along with changes to the estimated earnings on assets require ongoing expenses and likely future contributions. In the 2013 period, the valuation of the defined benefit plan resulted in a reduction of expense.

Income Tax Expense. Income tax expense for the three months ended June 30, 2014 was $5.2 million on pre-tax income of $15.1 million, resulting in an effective tax rate of 34.2%. Income tax expense for the three months ended June 30, 2013 was $5.4 million on pre-tax income of $17.1 million, resulting in an effective tax rate of 31.7%. Income tax expense for the fiscal year ended June 30, 2014, was $21.5 million, due to pre-tax income of $62.5 million, resulting in an effective tax rate of 34.4%. For the fiscal year ended June 30, 2013, income tax expense was $22.0 million, due to pre-tax income of $61.5 million, resulting in an effective tax rate of 35.7%. The value of the Company's deferred tax assets increased as a result of a change in New York state tax law in March, 2014. This change reduced the effective rate in the 2014 periods.

Comparison of Financial Condition at June 30, 2014 and June 30, 2013

Total Assets. Total assets increased $308.3 million to $3.14 billion at June 30, 2014, from $2.83 billion at June 30, 2013.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) increased $6.9 million to $18.9 million at June 30, 2014, from $12.1 million at June 30, 2013.

Net Loans. Loans, net increased $228.1 million to $2.50 billion at June 30, 2014, from $2.28 billion at June 30, 2013, an annualized growth rate of 10.0%. For the quarter ended June 30, 2014, net loan balances grew $115.3 million, an annualized growth rate of 19.3%. Loan originations totaled $195.9 million and $603.1 million for the three and twelve months ended June 30, 2014, respectively. The growth rate of the loan portfolio continues to be negatively impacted by an elevated level of prepayments. Prepayments and principal amortization totaled $81.3 million and $374.0 million for the three and twelve months ended June 30, 2014, respectively.

Mortgage-backed Securities available for sale. Mortgage-backed securities AFS increased $70.8 million to $377.1 million at June 30, 2014, from $306.3 million at June 30, 2013.

Mortgage-backed Securities held to maturity. Mortgage-backed securities HTM decreased $9.5 million to $32.4 million at June 30, 2014, from $41.9 million at June 30, 2013.

Bank Owned Life Insurance. BOLI increased $8.1 million to $68.1 million at June 30, 2014, from $60.0 million at June 30, 2013, as additional BOLI investments have been made over the fiscal year.

Real Estate Owned. Real estate owned ("REO") increased $2.1 million to $3.9 million at June 30, 2014, from $1.7 million at June 30, 2013. During the 2014 fiscal year, the Company has taken title to three properties and disposed of two properties. The $3.9 million balance at June 30, 2014 consists of 5 properties.

Deposits. Deposits increased $161.3 million to $1.58 billion at June 30, 2014, from $1.42 billion at June 30, 2013. For the quarter ended June 30, 2014, deposits grew $50.3 million, an annualized growth rate of 13.1%. Robust deposit growth is a strategic objective of the Company.

Borrowings. Borrowings increased $133.8 million to $967.4 million at June 30, 2014, from $833.7 million at June 30, 2013. For the quarter ended June 30, 2014, borrowings increased $81.6 million as loan growth outpaced deposit growth.

Stockholders' Equity. Stockholders' equity increased $7.6 million to $526.3 million at June 30, 2014, from $518.7 million at June 30, 2013. The increase was primarily due to net income and the proceeds from the exercise of stock options, partially offset by dividends, including a $0.25 special dividend paid in December, 2013, and treasury stock repurchases. Over the June 30, 2014 quarter, 269,544 shares of stock were repurchased at a total cost of $3.9 million and an average cost of $14.64 per share. Based on our June 30, 2014 closing price of $15.39 per share, the Company stock was trading at 133.1% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2013 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	June 30,	June 30,
Assets	2014	2013
	(unaudited)	(audited)
Cash on hand and in banks	$ 17,490	$ 4,181
Federal funds sold and short term investments	1,441	7,884
Cash and cash equivalents	18,931	12,065

Loans, net	2,503,894	2,275,782
Securities available for sale, at fair value	7,058	12,019
Mortgage-backed securities held to maturity, fair value of $32,539 and $41,855 at June 30, 2014 and June 30, 2013, respectively	32,422	41,873
Mortgage-backed securities available for sale, at fair value	377,079	306,271
Bank Owned Life Insurance (at cash surrender value)	68,054	59,996
Federal Home Loan Bank of New York stock ("FHLB"), at cost	49,046	42,770
Accrued interest receivable	10,214	10,114
Investments in real estate joint ventures, net	6,391	4,635
Real estate held for investment	917	1,070
Real estate owned	3,850	1,742
Office properties and equipment, net	14,675	15,060
Deferred tax assets	34,705	30,300
Other assets	12,964	18,225
Total Assets	$ 3,140,200	$ 2,831,922

Liabilities
Deposits	$ 1,580,975	$ 1,419,703
Borrowings	967,443	833,672
Advance payments by borrowers for taxes and insurance	16,105	15,806
Official checks outstanding	6,684	7,182
Other liabilities	42,701	36,849
Total liabilities	2,613,908	2,313,212

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued; 45,499,332 shares outstanding at June 30, 2014 and 45,391,031 shares outstanding at June 30, 2013.	562	562
Additional paid-in capital	504,434	499,961
Unallocated common stock held by the employee stock ownership plan	(24,331)	(25,887)
Restricted Stock Awards	(12,086)	(15,730)
Treasury stock, at cost; 10,745,733 shares at June 30, 2014 and 10,854,034 shares at June 30, 2013.	(140,451)	(141,142)
Retained income	195,970	196,516
Accumulated other comprehensive income, net of tax	2,194	4,430
Total stockholders' equity	526,292	518,710
Total Liabilities and Stockholders' Equity	$ 3,140,200	$ 2,831,922

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Operations
Three and Twelve Months Ended June 30, 2014 and 2013
(In thousands, except share data)

	Three months ended		Twelve months ended
	June 30,		June 30,
	2014	2013	2014	2013
	unaudited	unaudited	unaudited	audited
Interest income:
Mortgage loans	$ 29,185	$ 29,028	$ 119,004	$ 117,418
Dividends on FHLB stock	431	436	1,801	1,752
Securities available for sale	28	52	146	237
Mortgage-backed securities held to maturity	199	253	820	955
Mortgage-backed securities available for sale	1,911	1,449	6,444	6,862
Federal funds sold and short term investments	3	1	11	4
Total interest income	31,757	31,219	128,226	127,228

Interest expense:
Deposits	2,396	2,044	8,615	8,524
Borrowings	5,605	5,302	22,488	21,274
Total interest expense	8,001	7,346	31,103	29,798

Net interest income before provision for loan losses	23,756	23,873	97,123	97,430

Provision for loan losses	—	250	700	3,850
Net interest income after provision for loan losses	23,756	23,623	96,423	93,580

Other income:
Service charges	214	258	1,084	922
Real estate operations, net	216	407	1,135	1,255
Net income (loss) from investments in real estate joint ventures	359	(537)	860	(566)
Bank-owned life insurance	509	1,933	2,018	3,253
Net gain on sale of assets	—	572	163	703
Net gain on sale of securities	—	—	51	—
Other income	75	70	291	253
Total other income	1,373	2,703	5,602	5,820

Other expenses:
Compensation, payroll taxes and fringe benefits	7,106	6,783	28,593	27,774
Advertising	89	90	360	361
Office occupancy and equipment expense	672	693	3,043	2,812
Data processing service fees	478	435	1,814	1,652
Federal insurance premiums	365	345	1,340	1,331
Real estate owned operations	272	92	362	391
Other expenses	1,017	795	3,966	3,556
Total other expenses	9,999	9,233	39,478	37,877

Income before income tax expense	15,130	17,093	62,547	61,523
Income tax expense	5,167	5,423	21,488	21,979
Net income	$ 9,963	$ 11,670	$ 41,059	$ 39,544

Income per basic common share	$ 0.23	$ 0.28	$ 0.96	$ 0.94
Income per diluted common share	$ 0.23	$ 0.27	$ 0.94	$ 0.92

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	June 30, 2014			June 30, 2013

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,436,618	$ 29,185	4.79%	$ 2,233,185	$ 29,028	5.20%
Federal Home Loan Bank Stock	47,175	431	3.65%	43,985	436	3.96%
Securities available for sale	7,058	28	1.59%	11,981	52	1.74%
Mortgage backed securities held to maturity	32,369	199	2.46%	42,844	253	2.36%
Mortgage backed securities available for sale	379,111	1,911	2.02%	334,126	1,449	1.73%
Federal funds sold and short term investments	4,892	3	0.25%	1,903	1	0.25%
Total interest-earning assets	2,907,223	31,757	4.37%	2,668,024	31,219	4.68%
Non-interest-earning assets	155,367			142,674
Total assets	$ 3,062,590			$ 2,810,698

Interest-bearing liabilities:
Savings deposits	167,994	94	0.22%	171,198	100	0.23%
Money market	417,646	541	0.52%	405,352	508	0.50%
Checking accounts	446,592	480	0.43%	325,140	358	0.44%
Time deposits	516,156	1,281	0.99%	475,925	1,078	0.91%
Total deposits	1,548,388	2,396	0.62%	1,377,615	2,044	0.59%
Borrowings	925,717	5,605	2.42%	859,607	5,302	2.47%
Total interest-bearing liabilities	2,474,105	8,001	1.29%	2,237,222	7,346	1.31%
Non-interest-bearing liabilities	60,711			58,357
Total liabilities	2,534,816			2,295,579
Stockholders' equity	527,774			515,119
Total liabilities and stockholders' equity	$ 3,062,590			$ 2,810,698

Net interest income		$ 23,756			$ 23,873
Net interest rate spread (2)			3.08%			3.37%
Net interest-earning assets (3)	$ 433,118			$ 430,802
Net interest margin (4)			3.27%			3.58%
Average of interest-earning assets to interest-bearing liabilities			117.51%			119.26%
____________________
(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.

	Average Balance Sheet and Yield/Rate Information
	For the Twelve Months Ended (unaudited)
	June 30, 2014			June 30, 2013

	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,352,488	$ 119,004	5.06%	$ 2,139,071	$ 117,418	5.49%
Federal Home Loan Bank Stock	44,138	1,801	4.08%	54,082	1,752	3.24%
Securities available for sale	8,739	146	1.67%	14,027	237	1.69%
Mortgage backed securities held to maturity	33,705	820	2.43%	38,440	955	2.48%
Mortgage backed securities available for sale	330,148	6,444	1.95%	395,687	6,862	1.73%
Federal funds sold and short term investments	4,342	11	0.25%	1,584	4	0.25%
Total interest-earning assets	2,773,560	128,226	4.62%	2,642,891	127,228	4.81%
Non-interest-earning assets	153,686			122,346
Total assets	$ 2,927,246			$ 2,765,237

Interest-bearing liabilities:
Savings deposits	168,209	386	0.23%	167,724	391	0.23%
Money market	419,737	2,062	0.49%	429,626	2,129	0.50%
Checking accounts	419,371	1,867	0.45%	257,041	868	0.34%
Time deposits	471,557	4,300	0.91%	511,000	5,136	1.01%
Total deposits	1,478,875	8,615	0.58%	1,365,391	8,524	0.62%
Borrowings	863,355	22,488	2.60%	828,088	21,274	2.57%
Total interest-bearing liabilities	2,342,230	31,103	1.33%	2,193,479	29,798	1.36%
Non-interest-bearing liabilities	58,429			57,137
Total liabilities	2,400,659			2,250,616
Stockholders' equity	526,587			514,621
Total liabilities and stockholder's equity	$ 2,927,246			$ 2,765,237

Net interest income		$ 97,123			$ 97,430
Net interest rate spread (2)			3.29%			3.45%
Net interest-earning assets (3)	$ 431,330			$ 449,412
Net interest margin (4)			3.50%			3.69%
Average of interest-earning assets to interest-bearing liabilities			118.42%			120.49%
____________________
(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400